Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: R. Gregory Lewis (615) 269-1900

J. ALEXANDER’S CORPORATION REPORTS RESULTS
FOR FOURTH QUARTER AND 2008 FISCAL YEAR

Company Remains Focused On Delivering
Quality Dining Experience In Economic Turndown

NASHVILLE, TN., March 12, 2009 – J. Alexander’s Corporation (NASDAQ: JAX) today reported operating results for the fourth quarter and year ended December 28, 2008.

A summary of the fourth quarter of 2008 compared to the fourth quarter of 2007 follows:

•	Net sales decreased 4.1% to $35,141,000 from $36,645,000.
•	Average weekly same store sales per restaurant decreased by 8.7%.
•	The loss before income taxes was $1,373,000 compared to income before income taxes of $1,374,000 in the 2007 quarter.
•	The net loss was $699,000 compared to net income of $1,186,000 in 2007, and the loss per share was $ .10 compared to earnings per diluted share of $ .17 in 2007.

A summary of the 2008 fiscal year compared to the 2007 fiscal year follows:

•	Net sales decreased 1.1% to $139,755,000 from $141,268,000.
•	Average weekly same store sales per restaurant decreased by 5.7%.
•	The loss before income taxes was $912,000 compared to income before income taxes of $5,694,000 in 2007. Pre-opening expense of $1,626,000 was incurred in 2008 compared to $939,000 in 2007.
•
An income tax benefit of $1,017,000 was recorded for 2008.  This benefit exceeds the tax benefit computed at statutory rates primarily because of the effect of tax credits earned by the Company.  Income tax expense of $1,140,000 was recorded for 2007.

•	Net income was $105,000 compared to $4,554,000 in 2007, and earnings per diluted share decreased to $ .02 from $ ..65.

Commenting on the Company’s results, Lonnie J. Stout II, Chairman, President and Chief Executive Officer, said, “The deepening recession, characterized by the turmoil in financial markets and continued erosion in discretionary consumer spending, clearly impacted J. Alexander’s Corporation in fiscal 2008.  The negative impact of same store sales declines, coupled with losses incurred in new restaurants, adversely influenced operating results for both the fourth quarter and full year.

“We are managing our business through one of the worst economies in recent history.  We continue to take steps that we believe will enable us to withstand the current economic stress and provide our guests with the quality dining experience for which we are known.”

For the fourth quarter of 2008, J. Alexander’s Corporation reported average weekly same store sales per restaurant of $87,700, a decrease from $96,100 in the fourth quarter of 2007.  The Company’s average weekly sales per restaurant for the fourth quarter of 2008 were $84,000, down 11.8% from $95,200 in the last quarter a year ago.  Same store sales calculations are based on 28 restaurants open for more than 18 months.

 During the final quarter of 2008, J. Alexander’s Corporation said average guest counts decreased 8.3% on a same store basis from the comparable period of the prior year.  The average guest check, including alcoholic beverage sales for the quarter, was $24.73.  The change in the average guest check and the effect of menu prices for the quarter were not significant compared to 2007.

Cost of sales for the fourth quarter of 2008 was 32.8% of net sales, up slightly from 32.6% in the fourth period a year earlier.  While input costs for a number of food products were higher, the overall increase in cost of sales was constrained by lower prices paid for beef, which has been purchased at market prices since March 2008 rather than at fixed contract prices in 2007.  The effect of the lower beef prices was approximately 1.4% of net sales.

Stout said that despite J. Alexander’s Corporation’s revenue-related challenges, he was generally pleased with the Company’s expense management and control.  He noted, however, that due to the negative effects of the same store sales declines and new restaurants, the Company’s restaurant operating margins (net sales minus total restaurant operating expenses divided by net sales) declined to 6.1% in the fourth quarter of 2008 from 12.5% in the same period of 2007.

  For the full 2008 fiscal year, J. Alexander’s Corporation had average weekly same store sales per restaurant of $90,300, down from $95,800 in fiscal 2007.  The Company’s average weekly sales per restaurant for the most recent year were $87,800, down 8.2% from $95,600 recorded in fiscal 2007.

Cost of sales for 2008 was 32.2% of net sales, as compared to 32.5% in 2007.  Restaurant labor and related costs for the most recent year were 33.3% of net sales, as compared to 31.9% of net sales in 2007.  The Company’s restaurant operating margins decreased to 8.8% in 2008 from 12.3% in 2007.

Stout pointed out that J. Alexander’s Corporation remained sensitive to the pressures its guests have faced, and did not raise menu prices significantly during 2008.  The Company recently implemented a modest menu price increase of approximately 2%, which it believes will help to mitigate somewhat the earnings pressures resulting from declining same store sales.  J. Alexander’s Corporation has also initiated several cost reduction measures which it does not believe will negatively affect guest experiences or perceptions.

Stout noted that beef prices through the first two months of 2009 have been favorable in contrast to 2008.  He said J. Alexander’s Corporation intends to remain at-the-market in its beef price purchasing unless conditions change making it advantageous for the Company to enter into a fixed price agreement.  Overall, Stout said that most commodity prices appear stable, and in some cases favorable, for 2009 compared to 2008.

“We continue to be very protective of our business franchise,” Stout observed, “and have not made any significant changes in the way we operate.  We continue to focus on quality food and service and taking great care of our guests.”

J. Alexander’s Corporation’s new restaurant development program included three new restaurants for 2008, one each in Orlando and Jacksonville, Florida, and Scottsdale, Arizona.  No new restaurants are planned for the current year as the Company conserves its capital until the economy improves.

In looking ahead to the balance of 2009, Stout pointed out that conditions which would normally have a favorable impact on sales, such as lower fuel costs and a consumer stimulus package, are being offset by fears of a continued rise in unemployment.  “We are uncertain when a reversal in consumer sentiment will occur and sales trends will improve,” Stout emphasized.  “Until this occurs, we expect our profitability will be significantly affected.”

J. Alexander’s Corporation operates 33 J. Alexander’s restaurants in thirteen states: Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas.  J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine.  The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts.  J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander’s Corporation is headquartered in Nashville, Tennessee.

              This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors.  These risks, uncertainties and factors include the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under recessionary economic conditions, which may continue indefinitely; changes in business or economic conditions, including rising food costs and product shortages as well as mandated increases in the minimum wage the Company is required to pay; the effect of  higher gasoline or commodity prices, unemployment and other economic factors on consumer demand; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s  new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and The NASDAQ Stock Market LLC.  These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

-tables to follow-

J. Alexander's Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited in thousands, except per share amounts)
	Quarter Ended		Year Ended
	Dec. 28	Dec. 30	Dec. 28	Dec. 30
	2008	2007	2008	2007

Net sales	$35,141	$36,645	$139,755	$141,268

Costs and expenses:
Cost of sales	11,511	11,933	45,057	45,871
Restaurant labor and related costs	12,085	11,602	46,506	45,032
Depreciation and amortization of restaurant
property and equipment	1,550	1,407	5,932	5,288
Other operating expenses	7,854	7,116	29,959	27,687
Total restaurant operating expenses	33,000	32,058	127,454	123,878

General and administrative expenses	2,667	2,551	10,061	9,625
Pre-opening expense	421	346	1,626	939
Operating income (loss)	(947)	1,690	614	6,826
Other income (expense):
Interest expense	(435)	(429)	(1,716)	(1,786)
Interest income	3	96	133	582
Other, net	6	17	57	72
Total other expense	(426)	(316)	(1,526)	(1,132)
Income (loss) before income taxes	(1,373)	1,374	(912)	5,694
Income tax benefit (provision)	674	(188)	1,017	(1,140)
Net income (loss)	$(699)	$1,186	$105	$4,554

Earnings (loss) per share:
Basic earnings per share	$(.10)	$.18	$.02	$.69
Diluted earnings per share	$(.10)	$.17	$.02	$.65

Weighted average number of shares:
Basic earnings per share	6,754	6,647	6,692	6,617
Diluted earnings per share	6,754	6,999	6,843	6,982

J. Alexander's Corporation and Subsidiaries
Consolidated Statements of Operations
Percentages of Net Sales (Unaudited)

	Quarter Ended		Year Ended
	Dec. 28	Dec. 30	Dec. 28	Dec. 30
	2008	2007	2008	2007

Net sales	100.0%	100.0%	100.0%	100.0%

Costs and expenses:
Cost of sales	32.8	32.6	32.2	32.5
Restaurant labor and related costs	34.4	31.7	33.3	31.9
Depreciation and amortization of restaurant
property and equipment	4.4	3.8	4.2	3.7
Other operating expenses	22.3	19.4	21.4	19.6
Total restaurant operating expenses	93.9	87.5	91.2	87.7
General and administrative expenses	7.6	7.0	7.2	6.8
Pre-opening expense	1.2	0.9	1.2	0.7
Operating income (loss)	(2.7)	4.6	0.4	4.8
Other income (expense):
Interest expense	(1.2)	(1.2)	(1.2)	(1.3)
Interest income	-	0.3	0.1	0.4
Other, net	-	-	-	0.1
Total other expense	(1.2)	(0.9)	(1.1)	(0.8)
Income (loss) before income taxes	(3.9)	3.7	(0.7)	4.0
Income tax benefit (provision)	1.9	(0.5)	0.7	(0.8)
Net income (loss)	(2.0)%	3.2%	0.1%	3.2%

Note:  Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information:

Average weekly sales per restaurant	$84,000	$95,200	$87,800	$95,600
Percent change	-11.8%		-8.2%
Same store weekly sales per restaurant (1)	$87,700	$96,100	$90,300	$95,800
Percent change	-8.7%		-5.7%

(1)  Includes the twenty-eight restaurants open for more than eighteen months.

J. Alexander's Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited in thousands)

	December 28	December 30
	2008	2007

ASSETS

Current Assets
Cash and cash equivalents	$2,505	$11,325
Deferred income taxes	1,098	1,047
Other current assets	6,839	6,142
Total current assets	10,442	18,514

Other assets	1,455	1,341
Property and equipment, net	86,547	78,551
Deferred income taxes	6,459	5,341
Deferred charges, net	666	716
	$105,569	$104,463

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$13,018	$14,102
Long-term debt and capital lease obligations	20,401	21,349
Other long-term liabilities	8,754	6,431
Stockholders' equity	63,396	62,581
	$105,569	$104,463

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